Exhibit 99.1

Summit Materials, Inc. Reports Third Quarter 2016 Results

- 3Q16 Net Income of $61.1 million, or $0.61 Basic Earnings per Share

- 3Q16 Adjusted Net Income of $73.5 million, or $0.73 Adjusted Diluted Earnings per Share

- Reaffirmed full year 2016 Adjusted EBITDA financial guidance of $360.0 million to $370.0 million

DENVER, CO. - (November 2, 2016) - Summit Materials, Inc. (NYSE: SUM, “Summit” or the “Company”), a leading vertically integrated construction materials company, today announced results for the third quarter of 2016. For the three months ended October 1, 2016, the Company generated basic earnings per share of $0.61 and adjusted diluted earnings per share of $0.73 on adjusted net income of $73.5 million, an increase of more than 15% when compared to the prior year period.

“Sustained organic growth in aggregates and cement pricing, coupled with improved cost discipline and margin capture, contributed to significant year-over-year increases in operating cash flow and net income in the third quarter,” stated Tom Hill, CEO of Summit Materials. “Materials gross profit increased nearly 30% on a year over year basis, representing more than half of total gross profit in the period. Overall, total gross profit margin increased 290 basis points on a year-over-year basis to 40.3% in the third quarter 2016.”

“Total sales volumes increased across all lines of business in the third quarter, due mainly to the benefit of acquisitions completed during the past twelve months,” continued Hill.  “On an organic basis, total sales volumes of aggregates and products declined due to a combination of severe summer weather in most of our core regional markets and tough prior-year comparisons in Vancouver.  Looking ahead, we believe that our regional markets remain in the early stages of a multi-year recovery in public infrastructure, residential and non-residential construction spending, as supported by favorable long-term demographic trends,” continued Hill.

“For the nine months ended 2016, approximately 40% of our aggregates revenues were related to public infrastructure projects,” continued Hill. “Entering 2017, we anticipate an acceleration in public infrastructure spending from current levels, supported in part by the passage of the FAST Act and state-level funding.”

“We remain a disciplined acquirer of strategic assets that serve to further entrench Summit as a leader in markets where our scale and integrated model are proven competitive advantages,” stated Hill. “During the third quarter, we completed four small bolt-on acquisitions, including one transaction that serves to expand our materials distribution capabilities through two acquired terminals in the Louisiana market. We anticipate financial contributions from these transactions will begin to contribute meaningfully in 2017,” continued Hill.

“Net leverage declined to 4.3x at third quarter-end, as Adjusted EBITDA increased more than 20% on a year-over-year basis to $146.2 million,” stated Brian Harris, CFO of Summit Materials. “At quarter-end, we had more than $240 million of cash and availability under our revolving credit facility, providing us with sufficient flexibility with which to support the growth of our existing business. We continue to maintain a high degree of capital discipline, even as we regularly review potential acquisition opportunities that align with our materials-based growth strategy.  As before, we remain committed to reducing outstanding net leverage, with the objective of achieving a net debt to Adjusted EBITDA metric of 4.0x by year-end 2016.”

“We are pleased to host our first-ever Investor Day in Houston on November 15, 2016, which will be streamed live via webcast in the investor relations section of our corporate website,” noted Hill. “We believe Summit is uniquely positioned for profitable expansion in the years ahead and intend to provide important details around our roadmap for strategic growth at this important event.”

Third Quarter 2016 | Financial Performance

Net revenue increased to $480.2 million in the third quarter 2016, versus $426.3 million in the prior year period. The year-over-year improvement in net revenue was primarily attributable to higher acquisition-related sales volumes across all lines of business, coupled with improved organic and acquisition-related pricing on aggregates, cement and ready-mix concrete.

The Company reported third quarter 2016 basic earnings per share of $0.61 on net income of $61.1 million.  On an adjusted basis, the Company reported third quarter 2016 earnings per share of $0.73 per diluted share on net income of $73.5 million, using 100.0 million weighted-average total shares. The shares of Class A common stock are issued by Summit Materials, Inc., and as such the earnings and equity interests of non-controlling interests, including LP units, are not included in basic earnings per share. Summit believes adjusted net income and Adjusted EPS are more representative of earnings performance, as these measures exclude the non-operating impact to earnings per share of any potential exchange of LP units for Class A common stock in any given quarter.

Operating income increased 5.9% to $88.3 million, compared to the prior year period.  Gross profit increased 21.3% to $193.6 million, compared to the prior year period. As a percentage of net revenue, gross profit margin increased 290 basis points to 40.3% in the third quarter 2016, due mainly to improved gross margins across most lines of business and a higher percentage of revenue from aggregates and cement.

Adjusted EBITDA increased 21.4% to $146.2 million, compared to the prior year period, with growth across all operating segments. As a percentage of net revenue, Adjusted EBITDA improved to 30.4%, up 220 basis points from the prior year period.  Operating segment Adjusted EBITDA in the third quarter 2016 was as follows:

-

West Segment: Adjusted EBITDA increased 6.6% million to $63.7 million in the third quarter 2016, when compared to the prior-year period.  A year-over-year decline in organic Adjusted EBITDA growth was more than offset by acquisition-related EBITDA contributions, including the impact of acquisitions completed in 2015 and 2016.

-

East Segment:  Adjusted EBITDA increased 40.6% to $51.6 million in the third quarter 2016, when compared to the prior year period.  The East segment reported Adjusted EBITDA growth in the period, both including and excluding acquisitions.  This performance was attributable to a higher mix of revenue from aggregates, organic improvement in aggregates and ready mix, and the impact of acquisitions.

-

Cement Segment:  Adjusted EBITDA increased 27.6% to $40.3 million, when compared to the prior year period, due mainly to increased sales volumes, higher average prices attributable to stronger residential market demand and improved operational efficiencies, including a reduction in unscheduled downtime, cost reductions and improved production processes.

Third Quarter 2016 | Results by Line of Business

-

Aggregates Business: Aggregates net revenues increased 25.4% to $78.3 million in the third quarter 2016, when compared to the prior year period.  Aggregates gross profit as a percentage of aggregates net revenues increased 490 basis points to 71.7% in the third quarter 2016, when compared to the prior year period. Including acquisitions, sales volumes increased 16.8% and average sales price increased 8.1%, when compared to the prior year period.  Excluding acquisitions, organic sales volume declined 3.4% and organic average sales price increased 4.6%, when compared to the prior year period. Organic sales volumes were impacted in the third quarter by a combination of lower volumes in: (1) the Vancouver, B.C. market, given the completion of a large sand river project in 2015; and (2) the Texas market, given temporary flooding during the period. Aggregates organic average sales price was strong across all major markets in the third quarter.

-

Cement Business: Cement net revenues increased 22.4% to $81.2 million in the third quarter 2016, when compared to the prior year period.  Cement gross profit as a percentage of cement segment net revenues was 48.9% in the third quarter 2016, essentially flat with the prior year period. Sales volumes increased 14.4% and the average sales price increased 7.0% in the third quarter, in each case when compared to the prior year period. Cement volumes increased on a year-over-year basis as a result of the Davenport acquisition in July 2015, while cement prices improved as a result of favorable overall market conditions.

-

Products Business: Net revenues from ready-mix concrete, asphalt and other products increased 8.4% to $226.8 million in the third quarter 2016, when compared to the prior year period. Products gross margin as a percentage of product net revenues increased 180 basis points to 28.4%, when compared to the prior year period. Including acquisitions, sales volumes of ready-mix concrete and asphalt increased 16.6% and 2.7%, respectively, while average sales prices increased 0.6% and declined 7.7%, respectively. Excluding acquisitions, organic sales volumes of ready-mix concrete and asphalt declined 2.8% and 7.9%, respectively, while average sales prices increased 1.7% and declined 7.1%, respectively. The organic decline in products volumes was related to a less favorable geographic sales mix, coupled with temporary budgetary constraints on public infrastructure spending in Kansas and Kentucky.

Liquidity and Capital Resources

At October 1, 2016, the Company improved its leverage metrics as compared to July 2, 2016 with cash on hand of $31.6 million, total outstanding debt of $1.5 billion and a borrowing capacity of $209.4 million. The borrowing capacity is net of $25.6 million of outstanding letters of credit, and is fully available to the Company within the terms and covenant requirements of its credit agreement.

Financial Guidance & Business Outlook

Based on current market conditions, the Company is reiterating its prior full year 2016 Adjusted EBITDA guidance to be in the range of $360.0 million to $370.0 million, versus Adjusted EBITDA of $287.5 million in the full-year 2015. The Adjusted EBITDA outlook includes the successor period impact for acquisitions completed through today’s date.

For the full year 2016, the Company is reiterating its gross capital expenditures guidance to be in the range of $150.0 million to $170.0 million, which includes several profit-improvement projects, mainly in aggregates facilities, which stand to increase capacity and operational efficiency. Longer-term, the Company expects gross capital expenditures to approximate 6% to 7% of net revenue per annum.

Webcast and Conference Call Information

Summit Materials will conduct a conference call at 11:00 a.m. Eastern Time (9:00 a.m. Mountain Time) on Wednesday, November 2, 2016 to review third quarter 2016 results, discuss recent events, and conduct a question-and-answer period. A webcast of the conference call and presentation slides to be referred to on the call will be available in the Investors section of Summit’s website at investors.summit-materials.com. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download, and install any necessary audio software.

To participate in the telephone conference call:

Domestic:	1-877-407-0784
International:	1-201-689-8560
Conference ID:	86972581

To listen to a replay of the telephone conference call:

Domestic:	1-877-870-5176
International:	1-858-384-5517
Conference ID:	13646656

The playback recording can be accessed through December 2, 2016

About Summit Materials

Summit Materials is a leading vertically integrated materials-based company that supplies aggregates, cement, ready-mix concrete and asphalt in the United States and British Columbia, Canada. Summit is a geographically diverse, materials-based business of scale that offers customers a single-source provider of construction materials and related downstream products in the public infrastructure, residential and nonresidential, and end markets. Summit has a strong track record of successful acquisitions since its founding and continues to pursue growth opportunities in new and existing markets.  For more information about Summit Materials, please visit www.summit-materials.com.

Non-GAAP Financial Measures

The Securities and Exchange Commission (“SEC”) regulates the use of “non-GAAP financial measures,” such as adjusted net income, Adjusted EPS, Adjusted EBITDA, gross profit and free cash flow, which are derived on the basis of methodologies other than in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). We have provided these measures because, among other things, we believe that they provide investors with additional information to measure our performance, evaluate our ability to service our debt and evaluate certain flexibility under our restrictive covenants. Our adjusted net income, Adjusted EPS, Adjusted EBITDA, gross profit and free cash flow, may vary from the use of such terms by others and should not be considered as alternatives to or more important than net income (loss), operating income (loss), revenue or any other performance measures derived in accordance with U.S. GAAP as measures of operating performance or to cash flows as measures of liquidity.

Adjusted EBITDA and other non-GAAP measures have important limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under U.S. GAAP. Some of the limitations of Adjusted EBITDA are that these measures do not reflect: (i) our cash expenditures or future requirements for capital expenditures or contractual commitments; (ii) changes in, or cash requirements for, our working capital needs; (iii) interest expense or cash requirements necessary to service interest and principal payments on our debt; and (iv) income tax payments we are required to make. Because of these limitations, we rely primarily on our U.S. GAAP results and use Adjusted EBITDA and other non-GAAP measures on a supplemental basis.

Adjusted EBITDA, gross profit, adjusted net income, Adjusted EPS and free cash flow reflect additional ways of viewing aspects of our business that, when viewed with our GAAP results and the accompanying reconciliations to U.S. GAAP financial measures included in the tables attached to this press release, may provide a more complete understanding of factors and trends affecting our business. We strongly encourage investors to review our consolidated financial statements in their entirety and not rely on any single financial measure.

Reconciliations of the non-GAAP measures used in this press release are included in the attached tables, to the extent available without unreasonable effort. Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures. For the same reasons, we are unable to address the probable significance of the unavailable information, which could be material to future results.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include all statements that do not relate solely to historical or current facts, and you can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “trends,” “plans,” “estimates,” “projects” or “anticipates” or similar expressions that concern our strategy, plans, expectations or intentions. Any and all statements made relating to the expectations for our anticipated benefits from recent acquisitions, the macroeconomic outlook for our markets, potential acquisition activity, our estimated and projected earnings, margins, costs, expenditures, cash flows, sales volumes and financial results are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those expected. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, it is very difficult to predict the impact of known factors, and, of course, it is impossible to anticipate all factors that could affect our actual results.

In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved. Important factors could affect our results and could cause results to differ materially from those expressed in our forward-looking statements, including but not limited to the factors discussed in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended January 2, 2016. Such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov.

We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

SUMMIT MATERIALS, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Operations

($ in thousands, except share and per share amounts)

	Three months ended		Nine months ended
	October 1,	September 26,	October 1,	September 26,
	2016	2015	2016	2015
Revenue:
Product	$386,236	$338,020	$907,679	$748,210
Service	93,974	88,266	193,206	182,224
Net revenue	480,210	426,286	1,100,885	930,434
Delivery and subcontract revenue	49,227	45,619	102,205	100,401
Total revenue	529,437	471,905	1,203,090	1,030,835
Cost of revenue (excluding items shown separately below):
Product	224,927	207,500	559,512	490,923
Service	61,725	59,280	136,250	128,514
Net cost of revenue	286,652	266,780	695,762	619,437
Delivery and subcontract cost	49,227	45,619	102,205	100,401
Total cost of revenue	335,879	312,399	797,967	719,838
General and administrative expenses	64,194	42,539	185,208	149,484
Depreciation, depletion, amortization and accretion	39,427	33,306	109,195	86,818
Transaction costs	1,684	304	5,290	8,044
Operating income	88,253	83,357	105,430	66,651
Other expense (income), net	565	(1,171)	799	(678)
Loss on debt financings	—	32,641	—	64,313
Interest expense	25,273	20,727	72,467	62,231
Income (loss) from operations before taxes	62,415	31,160	32,164	(59,215)
Income tax expense (benefit)	1,309	(2,655)	(7,913)	(12,468)
Income (loss) from continuing operations	61,106	33,815	40,077	(46,747)
Income from discontinued operations	—	(57)	—	(815)
Net income (loss)	61,106	33,872	40,077	(45,932)
Net income (loss) attributable to noncontrolling interest in subsidiaries	92	52	57	(1,917)
Net income (loss) attributable to Summit Holdings (1)	16,194	19,109	2,947	(48,370)
Net income attributable to Summit Inc.	$44,820	$14,711	$37,073	$4,355
Net income per share of Class A common stock:
Basic	$0.61	$0.38	$0.60	$0.13
Diluted	$0.61	$0.38	$0.41	$0.13
Weighted average shares of Class A common stock:
Basic	73,297,795	38,901,989	61,550,741	32,589,721
Diluted	73,444,105	38,945,467	100,343,458	32,632,630

(1)	Represents portion of business owned by private interests

SUMMIT MATERIALS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

($ in thousands, except share and per share amounts)

	October 1,	January 2,
	2016	2016
	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$31,643	$186,405
Accounts receivable, net	247,175	145,544
Costs and estimated earnings in excess of billings	39,052	5,690
Inventories	164,875	130,082
Other current assets	8,353	4,807
Total current assets	491,098	472,528
Property, plant and equipment, less accumulated depreciation, depletion and amortization (October 1, 2016 - $452,186 and January 2, 2016 - $366,505)	1,456,491	1,269,006
Goodwill	760,448	596,397
Intangible assets, less accumulated amortization (October 1, 2016 - $7,315 and January 2, 2016 - $5,237)	25,205	15,005
Other assets	47,796	43,243
Total assets	$2,781,038	$2,396,179
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of debt	$6,500	$6,500
Current portion of acquisition-related liabilities	21,907	20,584
Accounts payable	113,329	81,397
Accrued expenses	108,711	92,942
Billings in excess of costs and estimated earnings	16,869	13,081
Total current liabilities	267,316	214,504
Long-term debt	1,515,381	1,273,652
Acquisition-related liabilities	31,473	39,977
Other noncurrent liabilities	121,133	100,186
Total liabilities	1,935,303	1,628,319

Stockholders’ equity:
Class A common stock, par value $0.01 per share; 1,000,000,000 shares authorized, 75,566,319 and 49,745,944 shares issued and outstanding as of October 1, 2016 and January 2, 2016, respectively	756	497
Class B common stock, par value $0.01 per share; 250,000,000 shares authorized, 28,661,526 and 69,007,297 shares issued and outstanding as of October 1, 2016 and January 2, 2016, respectively	287	690
Additional paid-in capital	730,201	619,003
Accumulated earnings	46,259	10,870
Accumulated other comprehensive loss	(2,865)	(2,795)
Stockholders’ equity	774,638	628,265
Noncontrolling interest in consolidated subsidiaries	1,419	1,362
Noncontrolling interest in Summit Holdings	69,678	138,233
Total stockholders’ equity	845,735	767,860
Total liabilities and stockholders’ equity	$2,781,038	$2,396,179

SUMMIT MATERIALS, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Cash Flows

($ in thousands)

	Nine months ended
	October 1,	September 26,
	2016	2015
Cash flow from operating activities:
Net income (loss)	$40,077	$(45,932)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation, depletion, amortization and accretion	118,026	90,789
Share-based compensation expense	46,123	18,589
Deferred income tax benefit	(8,994)	-
Net gain on asset disposals	(5,844)	(4,990)
Net gain on debt financings	-	(4,570)
Other	(971)	136
(Increase) decrease in operating assets, net of acquisitions:
Accounts receivable, net	(81,234)	(56,287)
Inventories	(17,072)	(3,830)
Costs and estimated earnings in excess of billings	(34,349)	(23,402)
Other current assets	(2,876)	(4,401)
Other assets	(217)	(524)
Increase (decrease) in operating liabilities, net of acquisitions:
Accounts payable	23,812	29,383
Accrued expenses	8,948	(11,575)
Billings in excess of costs and estimated earnings	2,138	(763)
Other liabilities	(3,044)	(853)
Net cash provided by (used in) operating activities	84,523	(18,230)
Cash flow from investing activities:
Acquisitions, net of cash acquired	(331,463)	(505,466)
Purchases of property, plant and equipment	(121,945)	(69,672)
Proceeds from the sale of property, plant and equipment	16,222	8,883
Other	1,500	610
Net cash used for investing activities	(435,686)	(565,645)
Cash flow from financing activities:
Proceeds from equity offerings	-	1,037,444
Capital issuance costs	(136)	(61,218)
Proceeds from stock option exercises	113	-
Shares redeemed to settle employee taxes	(8)	-
Proceeds from debt issuances	354,000	1,415,750
Debt issuance costs	(5,675)	(10,911)
Payments on debt	(114,254)	(1,251,407)
Purchase of noncontrolling interests	-	(497,848)
Payments on acquisition-related liabilities	(28,920)	(15,018)
Distributions from partnership	(9,049)	(26,448)
Net cash provided by financing activities	196,071	590,344
Impact of foreign currency on cash	330	(697)
Net (decrease) increase in cash	(154,762)	5,772
Cash and cash equivalents—beginning of period	186,405	13,215
Cash and cash equivalents—end of period	$31,643	$18,987

SUMMIT MATERIALS, INC. AND SUBSIDIARIES

Unaudited Revenue Data by Segment and Line of Business

($ in thousands)

	Three months ended		Nine months ended
	October 1,	September 26,	October 1,	September 26,
	2016	2015	2016	2015

Net Revenue by Segment
West	$235,667	$233,703	$558,488	$536,722
East	154,980	120,151	339,229	273,095
Cement	89,563	72,432	203,168	120,617
Net Revenue	$480,210	$426,286	$1,100,885	$930,434

Net Revenue by Line of Business
Materials
Aggregates	$78,274	$62,422	$201,217	$161,896
Cement (1)	81,154	66,313	179,658	104,986
Products	226,808	209,285	526,804	481,328
Total Materials and Products	386,236	338,020	907,679	748,210
Services	93,974	88,266	193,206	182,224
Net Revenue	$480,210	$426,286	$1,100,885	$930,434

Gross Profit
Materials
Aggregates	$56,108	$41,719	$123,773	$92,935
Cement (1)	43,822	35,877	89,608	51,891
Products	64,398	55,716	141,260	119,654
Services	29,230	26,194	50,482	46,517
Gross Profit	$193,558	$159,506	$405,123	$310,997

(1)

Net revenue for the cement line of business excludes revenue associated with the processing of hazardous and non-hazardous waste, which is processed into fuel and used in the cement plants and is included in services net revenue. Additionally, net revenue from cement swaps and other cement-related products are included in products net revenue. The cement segment gross profit includes the earnings from the waste processing operations, cement swaps and other products.

SUMMIT MATERIALS, INC. AND SUBSIDIARIES

Unaudited Volume and Price Statistics

(Units in thousands)

	Three months ended		Nine months ended
Total Volume	October 1, 2016	September 26, 2015	October 1, 2016	September 26, 2015
Aggregates (tons)	10,658	9,127	27,302	23,949
Cement (tons)	757	662	1,699	1,093
Ready-mix concrete (cubic yards)	1,083	929	2,798	2,493
Asphalt (tons)	1,735	1,690	3,269	3,288

	Three months ended		Nine months ended
Pricing	October 1, 2016	September 26, 2015	October 1, 2016	September 26, 2015
Aggregates (per ton)	$10.19	$9.43	$9.91	$9.12
Cement (per ton)	109.35	102.17	108.26	100.36
Ready-mix concrete (per cubic yards)	103.36	102.74	103.48	102.22
Asphalt (per ton)	53.91	58.40	55.63	57.52

Year over Year Comparison	Volume	Pricing	Volume	Pricing
Aggregates (per ton)	16.8%	8.1%	14.0%	8.7%
Cement (per ton)	14.4%	7.0%	55.4%	7.9%
Ready-mix concrete (per cubic yards)	16.6%	0.6%	12.2%	1.2%
Asphalt (per ton)	2.7%	(7.7)%	(0.6)%	(3.3)%

Year over Year Comparison (Excluding acquisitions)	Volume	Pricing	Volume	Pricing
Aggregates (per ton)	(3.4)%	4.6%	(3.3)%	6.4%
Cement (per ton)	*	*	*	*
Ready-mix concrete (per cubic yards)	(2.8)%	1.7%	(1.2)%	2.2%
Asphalt (per ton)	(7.9)%	(7.1)%	(14.3)%	(1.8)%

*     The Davenport Assets were immediately integrated with our existing cement operations such that it is impracticable to bifurcate the growth attributable to the Davenport Assets from organic growth.

SUMMIT MATERIALS, INC. AND SUBSIDIARIES

Unaudited Reconciliations of Gross Revenue to Net Revenue by Line of Business

($ and Units in thousands)

	Three months ended October 1, 2016
			Gross Revenue	Intercompany	Net
	Volumes	Pricing	by Product	Elimination/Delivery	Revenue
Aggregates	10,658	$10.19	$108,565	$(30,291)	$78,274
Cement	757	109.35	82,746	(1,592)	81,154
Materials			$191,311	$(31,883)	$159,428
Ready-mix concrete	1,083	103.36	111,954	(814)	111,140
Asphalt	1,735	53.91	93,545	(214)	93,331
Other Products			104,384	(82,047)	22,337
Products			$309,883	$(83,075)	$226,808

SUMMIT MATERIALS, INC. AND SUBSIDIARIES

Unaudited Reconciliations of Non-GAAP Financial Measures

($ in thousands, except share and per share amounts)

The tables below reconcile our net income (loss) to Adjusted EBITDA and present Adjusted EBITDA by segment for the three and nine months ended October 1, 2016 and September 26, 2015.

	Three months ended		Nine months ended
	October 1,	September 26,	October 1,	September 26,
Reconciliation of Net Income (Loss) to Adjusted EBITDA	2016	2015	2016	2015
Net income (loss)	$61,106	$33,872	$40,077	$(45,932)
Interest expense	25,273	20,727	72,467	62,231
Income tax expense (benefit)	1,309	(2,655)	(7,913)	(12,468)
Depreciation, depletion and amortization	39,055	32,940	107,993	85,689
EBITDA	$126,743	$84,884	$212,624	$89,520
Accretion	372	366	1,202	1,129
IPO/ Legacy equity modification costs	12,506	—	37,257	28,296
Loss on debt financings	—	32,641	—	64,313
Income from discontinued operations	—	(57)	—	(815)
Transaction costs	1,684	304	5,290	8,044
Management fees and expenses	—	—	—	1,046
Non-cash compensation	3,801	1,569	8,866	4,138
Other	1,085	699	4,093	1,528
Adjusted EBITDA	$146,191	$120,406	$269,332	$197,199

Adjusted EBITDA by Segment
West	63,683	59,760	127,547	111,450
East	51,558	36,677	90,405	62,758
Cement	40,264	31,554	78,828	43,897
Corporate	(9,314)	(7,585)	(27,448)	(20,906)
Adjusted EBITDA	$146,191	$120,406	$269,332	$197,199

The table below reconciles our net income per share attributable to Summit Materials, Inc. to adjusted income per share for the three and six months ended October 1, 2016 and September 26, 2015. The per share amount of the net income attributable to Summit Materials, Inc. presented in the table is calculated using the total equity interests for the purpose of reconciling to adjusted net income per share.

	Three months ended				Nine months ended
	October 1, 2016		September 26, 2015		October 1, 2016		September 26, 2015
Reconciliation of Net Income Per Share to Adjusted EPS	Net Income	Per Share	Net Income	Per Share	Net Income	Per Share	Net Income	Per Share
Net income attributable to Summit Materials, Inc.	$44,820	$0.45	$14,711	$0.16	$37,073	$0.37	$4,355	$0.05
Adjustments:
Net income (loss) attributable to noncontrolling interest	16,194	0.16	19,109	0.20	2,947	0.03	(48,370)	(0.49)
IPO/ Legacy equity modification costs	12,506	0.12	—	—	37,257	0.37	28,296	0.29
Loss on debt financings, net of tax	—	—	29,654	0.29	—	—	56,025	0.57
Adjusted diluted net income	$73,520	$0.73	$63,474	$0.65	$77,277	$0.77	$40,306	$0.42
Weighted-average shares:
Class A common stock	73,297,795		38,901,989		61,550,741		32,589,721
LP Units outstanding	26,731,747		59,360,949		38,470,523		64,618,209
Total equity interest	100,029,542		98,262,938		100,021,264		97,207,930

The following table reconciles operating income to gross profit for the three and nine months ended October 1, 2016 and September 26, 2015.

	Three months ended		Nine months ended
	October 1,	September 26,	October 1,	September 26,
Reconciliation of Operating Income to Gross Profit	2016	2015	2016	2015

Operating income	$88,253	$83,357	$105,430	$66,651
General and administrative expenses	64,194	42,539	185,208	149,484
Depreciation, depletion, amortization and accretion	39,427	33,306	109,195	86,818
Transaction costs	1,684	304	5,290	8,044
Gross Profit (exclusive of items shown separately)	$193,558	$159,506	$405,123	$310,997
Gross Margin(1) (exclusive of items shown separately)	40.3%	37.4%	36.8%	33.4%

(1)	Gross margin is defined as gross profit as a percentage of net revenue.

The following table reconciles net cash used for operating activities to free cash flow for the three and nine months ended October 1, 2016 and September 26, 2015.

	Three months ended		Nine months ended
	October 1,	September 26,	October 1,	September 26,
	2016	2015	2016	2015
Net income (loss)	$61,106	$33,872	$40,077	$(45,932)
Non-cash items	55,899	35,008	148,340	99,954
Net income (loss) adjusted for non-cash items	117,005	68,880	188,417	54,022
Change in working capital accounts	(5,982)	(6,886)	(103,894)	(72,252)
Net cash provided by (used in) operating activities	111,023	61,994	84,523	(18,230)
Capital expenditures, net of asset sales	(23,496)	(23,449)	(105,723)	(60,789)
Free cash flow	$87,527	$38,545	$(21,200)	$(79,019)

Contact:
Investor Relations:
303-515-5159
Investorrelations@summit-materials.com
Media Contact:
303-515-5158
mediarelations@summit-materials.com